PURCHASE AGREEMENT

        THIS AGREEMENT (this "Agreement") is entered into as of the 1st day of June, 2001, by and among SEI – DELLA, INC. and SEI – DELFL, INC., each a corporation organized under the laws of the Delaware, continued to and resident of Nova Scotia, Canada (collectively the "Sellers") and JARDINES DEL TIEMPO, S.A. de C.V. ("Jardines") and JARDINE DE LA ESPERANZA, S.A. de C.V. ("Esperanza"), each a Sociedad Anonima de Capital Variable organized under the laws of Mexico (collectively, the "Buyers").

        WHEREAS, Sellers are the owners of all of the ownership interests of Grupo Stewart de Mexico, S.de R.L.de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable organized under the laws of Mexico (the "Company") (such ownership interests are hereinafter referred to as the "Company Interest"); and

        WHEREAS, the Company is the owner of approximately ninety-nine (99%) percent of the ownership interests of Agencia Funeraria Gayosso S. de R.L. de C.V.; Prevision Gayosso, S. de R.L. de C.V.; Agencia Eusebio Gayosso, S. de R.L. de C.V.; Agencia Funeraria Los Angeles, S. de R.L. de C.V.; and approximately ninety-eight (98%) percent of the ownership interests of Tiempo y Vida, S. de R.L. de C.V. (collectively the "Subsidiaries") each a Sociedad de Responsabilidad Limitada de Capital Variable organized under the laws of Mexico. The remaining approximately one (1%) percent of the outstanding ownership interests of Agencia Funeraria Gayosso, S. de R.L. de C.V., Prevision Gayosso, S. de R.L. de C.V., and Agencia Funeraria Los Angeles, S. de R.L. de C.V. is owned by Agencia Eusebio Gayosso, S. de R.L. de C.V.; the remaining approximately two (2%) percent of the ownership interests of Tiempo y Vida, S. de R.L. de C.V. is owned by Agencia Funeraria Gayosso, S. de R.L de C.V. and the remaining one (1%) percent of the ownership interests of Agencia Eusebio Gayosso, S. de R.L. de C.V. is owned by Agencia Funeraria Gayosso, S. de R.L. de C.V.; and

        WHEREAS, the Subsidiaries are in the business of owning and operating funeral homes and crematories in Mexico; and

        WHEREAS, Buyers desire to purchase from Sellers and Sellers desire to sell to Buyers the Company Interest in the portions set forth below, for the consideration and upon the terms and conditions herein set forth.

SELLERS PERCENTAGE INTEREST BUYERS
SEI-DELLA, INC.	98.000	Jardines
SEI-DELFL, INC.	2.00	Esperanza

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

1.        The Purchase.

            (a)    Purchase and Sale.    Subject to the terms and conditions set forth herein, at the Closing (defined below), Sellers agree to sell, assign, convey, transfer and deliver to Buyers, and Buyers agree to purchase and acquire from Sellers each and all of the Company Interest on the Closing Date (defined below), free and clear of all liens, claims and encumbrances of any kind.

            (b)         Intention of Parties.    It is the intention of the parties that the businesses of the Company and the Subsidiaries as going concerns, their goodwill and all properties, assets and rights, liabilities and obligations wheresoever located, including those reflected in the Financial Statements (as defined below) of the Company and the Subsidiaries, those subsequently acquired prior to the Closing Date, and those used in the conduct of their respective businesses, excluding the assets set forth on Schedule 1(b) attached hereto ("Excluded Property"), shall be subject to the control of Buyers, as owners of the Company Interest, as a consequence of the transfer of Company Interest, to Buyers as provided hereinabove as of the Closing Date.

2.        The Purchase Price.

            (a)        Amount of Purchase Price. The purchase price for the Company Interest (the "Purchase Price") shall be the amount resulting from the following calculation: (i) Four Hundred Sixty-One Million Five Hundred Sixty-One Thousand Eight Hundred and One (461,561,801) Mexican pesos, less (ii) the Note Repayment Amount (as defined in Section 4(b) hereof), plus (iii) the Net Liquid Asset Amount (as defined in Section 2(b) hereof and as set forth in the Net Liquid Asset Certificate (as defined in Section 2(c) hereof)).

            (b)         Net Liquid Asset Calculation Method and Net Liquid Asset Amount. The Net Liquid Asset Amount shall be an amount equal to the aggregate of the net liquid assets calculated in the method set forth on Schedule 2(b) held by the Company and the Subsidiaries as of June 30, 2001 (the "Net Liquid Asset Amount ").

            (c)         Net Liquid Asset Certificate and June 30 Financial Statements. As soon as practicable after June 30, 2001, and in any event not later than July 20, 2001, Sellers shall deliver to Buyers (i) a certificate setting forth the Net Liquid Asset Amount and demonstrating its calculation (the "Net Liquid Asset Certificate") and (ii) true, correct and complete copies of unaudited financial statements for the period ending June 30, 2001 (the "June 30 Financial Statements"). The June 30 Financial Statements shall be prepared in conformity with Mexican GAAP and may be subject to normal year-end adjustments (which will not be material on a consolidated basis, either individually or in the aggregate) and lack footnotes and other presentation items.

            (d)         Disputes Concerning Net Liquid Asset Amount. Buyers may dispute any aspect of the Net Liquid Asset Certificate by notice in writing given to Sellers within five (5) business days following the delivery of the Net Liquid Asset Certificate. Sellers shall provide Buyers with full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries to all books and records (including tax records), contracts, documents and facilities of the Company and the Subsidiaries for the purpose of analyzing and verifying the Net Liquid Asset Certificate. If no such notice is given by Buyers within such five business day period the Net Liquid Asset Certificate shall be deemed to be correct. If Buyers notify Sellers within that five business day period of a dispute regarding the Net Liquid Asset Certificate, that dispute shall be resolved pursuant to this Section. If such dispute is not resolved within three (3) business days by agreement, Buyers and Sellers shall select jointly one of Deloitte & Touche or Ernst & Young to resolve the matter in dispute. If Sellers and Buyers are unable to agree as to the firm that will resolve the matter in dispute, one of the two firms proposed above shall be chosen by lot by a representative of Buyers in the presence of a representative of Sellers in the law offices of Ruden, McCloskey, Smith, Schuster & Russell, in Miami, Florida. The firm chosen shall designate a partner of such firm from such firm's Miami, Florida, office (the "Independent Accountant") to resolve the matter in dispute as a single expert. In the event that either Buyers or Sellers shall refuse to participate in the selection of the Independent Accountant, then the remaining party shall select the Independent Accountant unilaterally from the two firms proposed above. The decision of the Independent Accountant with respect to any matter in dispute (including as to all procedural matters and any decision as to costs), who shall be acting as an expert and not as an arbitrator, shall be final and binding on Sellers and Buyers and shall not be subject to appeal by any party. The Independent Accountant will render his decision in writing within five (5) business days of his appointment or such later time as Buyers and Sellers may agree in writing. In resolving the matter in dispute, the Independent Accountant shall rely on generally accepted accounting principles which are in force in Mexico ("Mexican GAAP") applied in a manner consistent with, and using the same methods, procedure and practices as applied and used by Sellers in the preparation of the Financial Statements (as defined in Section 7(g) below). The fees and expenses of the Independent Accountant shall be borne equally by Sellers and Buyers. Upon agreement with respect to all matters in dispute, or upon the resolution of all such matters by the Independent Accountant with respect to all matters in dispute, such amendments shall be made to the Net Liquid Asset Certificate as may be necessary to reflect such agreement or such decision, as the case may be. In such event, references in this Agreement to the Net Liquid Asset Certificate shall refer to the Net Liquid Asset Certificate as so amended.

            (e)     Income Tax Withholding. Buyers shall withhold an amount equal to 20% of the Purchase Price. Notwithstanding the above, should Sellers or either one of them furnish to Buyers, at Closing, a copy of the appointment notice of an agent as provided in Article 160 of the Income Tax Law, and any of (A) a Certificate of Revenue Canada establishing the residence of Sellers in Canada; or (B) an original certificate in the form of a letter issued by Revenue Canada attesting that SEI – DELLA, Inc., has filed its annual tax return for the last fiscal year; or (C) each of (i) a copy of the notice of filing of the transaction report, (ii) a copy of the tax return filed by Sellers' agent, and (iii) a copy of the registered certified public accountant's opinion, all duly filed before the Mexican tax authorities, Buyers shall not withhold such amount. In the event that such documents have not been presented at Closing, but shall have been presented to Buyers before the seventeenth day of the month immediately following Closing, then Buyers shall reimburse to Sellers the amount withheld at Closing. Otherwise, on the seventeenth day of the month immediately following Closing, Buyers shall pay to the Mexican tax authorities, as provisional payment on account of the income tax applicable to Sellers, the amount withheld at Closing.

3.        Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 o'clock A.M. local time at the offices of Santamarina Y Steta in Mexico City, Mexico (if Buyers determine that such location is reasonably required in connection with Buyers' financing of the transactions contemplated by this Agreement) or the offices of Ruden, McClosky, Smith, Schuster & Russell in Miami, Florida on July 31, 2001, or such other date as the parties to this Agreement may agree in writing (the "Closing Date"). Notwithstanding anything herein to the contrary, the Closing shall not take place unless and until a non-objection opinion from the Mexican Federal Competition Commission shall have been obtained and the Net Liquid Asset Amount shall have been finally determined pursuant to Section 2(d) hereof. Transfer to Buyers of the Company Interest shall be completed in accordance with applicable laws on the Closing Date.

4.        Payments Required at Closing. On the Closing Date, the parties shall make or cause to be made the following payments:

        (a)     Buyers shall pay to Sellers the Purchase Price by immediately available funds transferred by same day wire transfer to one or more bank accounts designated by Sellers.

        (b)     Buyers shall advance to the Company an amount of cash (in Mexican pesos) which, when aggregated with cash available within the Company, is sufficient to pay in full those certain promissory notes in the original principal amount of $30,150,000 (Thirty Million One Hundred and Fifty Thousand United States Dollars) dated March 25, 1996, and in the original principal amount of $5,200,000 (Five Million Two Hundred Thousand United States Dollars) dated April 29, 1996, by the Company to the order of Stewart Enterprises, Inc. (collectively, the "Promissory Notes"), provided, however, that in no event shall Buyers be required under this paragraph (b) to advance to the Company an amount greater than Four Hundred Sixty-One Million Five Hundred Sixty-One Thousand Eight Hundred and One (461,561,801) Mexican pesos. The amount advanced by Buyers to the Company under this paragraph (b) shall be referred to herein as the "Note Repayment Amount."

        (c)     Sellers shall cause the Company to pay in full the Promissory Notes, provided that such payment in the aggregate shall not exceed Four Hundred Sixty-One Million Five Hundred Sixty-One Thousand Eight Hundred and One (461,561,801) Mexican pesos. To the extent that the outstanding principal balance of the Promissory Notes and the interest due thereon exceeds Four Hundred Sixty-One Million Five Hundred Sixty-One Thousand Eight Hundred and One (461,561,801) Mexican pesos as of the Closing Date, Sellers shall forgive the Company repayment of such excess amount.

5.     Execution and Delivery of Closing Documents.     At the Closing, the parties shall execute and deliver each agreement and instrument required by this Agreement to be so executed and delivered and then not previously accomplished.

        (a)     At the Closing, Sellers shall execute and deliver, or cause to be executed and delivered, the following:

                (i)     An Agreement of Transfer of Ownership Interest substantially in the form attached hereto as Schedule 5(a) (i) and such other deeds of transfer or assurances as may be reasonably and customarily required under the laws of Mexico, executed and in form sufficient to vest title in Buyers to all of the Company Interest, free and clear of all liens, claims and encumbrances;

                (ii)       Evidence satisfactory to Buyers of the satisfaction of the Promissory Notes as set forth in Section 4(c) hereof;

                (iii)    Evidence satisfactory to Buyers of the resignation effective as of the Closing Date of each member of each "Technical Committee" (as defined in the applicable trust instruments) or similar body;

                (iv)    Evidence satisfactory to Buyers of the resignation effective as of or prior to the Closing Date of each manager and officer of the Company and the Subsidiaries specified in writing by Buyers at least five (5) business days prior to the Closing Date;

                (v)     Incorporation deeds (escritura constitutiva) of the Company and the Subsidiaries and first testimonies of public deeds formalizing amendments to the corporate by-laws of the Company and the Subsidiaries;

                (vi)    The following corporate books of the Company and each of the Subsidiaries duly updated as of the Closing Date: (a) Partners' Meetings Book; (b) Board of Managers' Meetings Book, (c) Ownership Interest Book; and (d) Capital Variations Book;

                (vii)    Certification of the Secretary of the Board of Managers of the Company and each of the Subsidiaries certifying the ownership structure of them on the Closing Date; and

                (viii)    Such other instrument and documents as may, in the opinion of counsel for Buyers, be reasonable and customary to transfer to Buyers the Company Interest to be sold under this Agreement.

        (b)    At the Closing, Buyer shall deliver to Sellers:

                (i)    The Purchase Price as set forth in Section 4(a) hereof;

                (ii)    Evidence satisfactory to Sellers of advancement of the Note Repayment Amount to the Company as set forth in Section 4(b) hereof; and

                (iii)    Such other instruments and documents as may, in the opinion of counsel for Sellers, be reasonably necessary to carry out the terms of this Agreement.

6.     Further Assurances.    At and after the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as may be reasonably necessary or advisable in order to consummate the transactions contemplated by this Agreement and to vest more fully in Buyers complete and unrestricted ownership of the Company Interest and otherwise carry out the purposes of this agreement.

7.    Representations and Warranties of Sellers.    Sellers, jointly and severally, represent and warrant to Buyers as follows:

        (a)    Organization and Good Standing of the Selllers, Company and Subsidiaries. Each of Sellers is a corporation duly organized, validly existing and in good standing in the State of Delaware and continued to and resident of Nova Scotia, Canada. Each of the Company and the Subsidiaries is a Sociedad de Responsabilidad Limitada de Capital Variable duly organized, validly existing and in good standing under the laws of Mexico.

        (b)    Power and Authority. Each of the Company and the Subsidiaries is authorized to conduct business, is in good standing under the laws of each jurisdiction where such qualification is required and has the corporate power and authority, and possesses all licenses and permits required by governmental authorities, to own, lease and operate its properties and assets and to carry on its business as currently being conducted except where failure to be so qualified or licensed would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries taken as a whole.

        (c)    Authorization of Transaction. Each of Sellers has full corporate power and authority to execute, deliver and perform their obligations under this Agreement and the other documents executed or required to be executed by Sellers in connection with this Agreement.

        (d)    Binding Effect. This Agreement and the other documents executed or required to be executed by Sellers in connection with this Agreement are or will be, when executed and delivered, the legal, valid and binding obligations of the Sellers, enforceable in accordance with their terms except to the extent that such enforceability may be limited by applicable "concurso mercantil," bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditor's rights generally and by general equitable principles.

        (e)    Compliance with Laws. Each of the Company and the Subsidiaries is, and at all times since August 31, 1994 has been, in compliance with all applicable laws and regulations, and all injunctions, judgments, orders, and decrees specifically applicable to each except where such noncompliance would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries taken as a whole. No action, suit, proceeding, hearing, charge, investigation, complaint, demand or notice has been filed or to the knowledge of any of the Sellers and the managers and officers of the Company and the Subsidiaries, commenced against the Company or the Subsidiaries alleging any failure to so comply, except as set forth on Schedule 7(p) and except where the failure to comply would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole.

        (f)    Capitalization of the Company and Subsidiaries.

                (i)    The ownership interests of the Company and the Subsidiaries are set forth on Schedule 7(f)(i). All of the ownership interests of the Company and the Subsidiaries have been duly authorized, are validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that would require the Company or any of the Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its ownership interests. There are no outstanding or authorized stock appreciation, profit participation rights (except as are required by law) or phantom stock, or similar rights with respect to the Company or the Subsidiaries. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the ownership interest of the Company or the Subsidiaries.

                (ii)    Sellers are the lawful record and beneficial owners of all of the Company Interest, all of which is free and clear of any restrictions on transfer, taxes, security interests, options, warrants, purchase rights, lease, equitable rights, liens, claims and encumbrances of any kind. The Company Interest constitutes 100% of the ownership interests of the Company. Sellers are not party to any option, warrant, purchase right, or other contract or commitment that requires Sellers to sell, transfer or otherwise dispose of any ownership interests of the Company (other than this Agreement). Sellers are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any ownership interest of the Company.

                (iii)    The Company and the Subsidiaries are the lawful record and beneficial owners of the ownership interests in the Subsidiaries in the amounts set forth in Schedule 7(f)(i), all of which are free and clear of any restrictions or transfers, taxes, security interests, options, warrants, purchase rights, lease, equitable rights, liens, claims and encumbrances of any kind, and the portions of the ownership interests of the Subsidiaries owned by the Company together with the portions of the ownership interests of Agencia Gayosso, S. de R.L. de C.V., Prevision Gayosso, S. de R.L. de C.V., and Agencia Funeraria Los Angeles, S. de R.L. de C.V. owned by Agencia Eusebio Gayosso, S. de R.L. de C.V. and the portions of the ownership interests of Agencia Eusebio Gayosso, S. de R.L. de C.V. and Tiempo y Vida owned by Agencia Funeraria Gayosso, S. de R.L. de C.V., constitute 100% of the ownership interest of the Subsidiaries. Neither the Company nor any Subsidiary is a party to any option, warrant, purchase right, or other contract or commitment that requires the Company or any Subsidiary to sell, transfer or otherwise dispose of any ownership interests of any Subsidiary.

                (iv)    Except for this Agreement, there is no outstanding contract or other right, oral or written, obligating the Sellers or the Company or the Subsidiaries to issue, sell, exchange or otherwise dispose of, or to purchase, redeem, or otherwise acquire ownership interests of the Company or the Subsidiaries, or securities convertible into, or exchangeable for, ownership interests of the Company or the Subsidiaries.

                (v)    Except as shown Schedule 7(f)(v), neither the Company nor any Subsidiary owns, directly or indirectly, any of the capital stock of any other corporation or any equity, participation, or other interest in any corporation, partnership, joint venture, or other non-corporate entity.

        (g)    Financial Statements.

                (i)    Sellers have caused to be delivered to Buyer true, correct and complete copies of audited financial statements of the Company and the Subsidiaries on a consolidated basis (the "Financial Statements") consisting of the balance sheets, income statements and statements of cash flow as of and for the period ended December 31, 2000, copies of which are attached hereto as Schedule 7(g)(i). The Financial Statements including the notes thereto present fairly in all material respects the assets, liabilities and financial position of the Company and the Subsidiaries on a consolidated basis as of the date thereof and the results from operations for the periods then ended, in conformity with Mexican GAAP applied on a consistent basis.

                (ii)    The books and records of the Company and the Subsidiaries have been, and are being, maintained in accordance with Mexican GAAP, reflect only valid transactions, are complete and correct in all material respects, and accurately reflect the basis for the financial position and results of each of the Company and the Subsidiaries set forth in the Financial Statements.

        (h)    Absence of Certain Changes. Except as set forth on Schedule 7(h), since the date of the Financial Statements, there has not been any material adverse change in the business, financial condition or operations of the Company and the Subsidiaries taken as a whole. Without limiting the generality of the foregoing, since that date:

                (i)    none of the Company and the Subsidiaries has sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the ordinary course of business;

                (ii)    none of the Company and the Subsidiaries has entered into any material agreement, contract, lease, or license outside the ordinary course of business;

                (iii)    no party (including any of the Company and its Subsidiaries) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which any of the Company and the Subsidiaries is a party or by which any of them is bound;

                (iv)    none of the Company and the Subsidiaries has imposed any security interest upon any of its assets, tangible or intangible, and no lien, claim or encumbrance of any kind has otherwise been imposed on such assets;

                (v)    none of the Company and the Subsidiaries has made any material capital expenditures outside the ordinary course of business;

                (vi)    none of the Company and the Subsidiaries has made any material capital investment in, or any material loan to, any other person outside the ordinary course of business;

                (vii)    the Company and the Subsidiaries have not created, incurred, assumed, or guaranteed more than Two Hundred Fifty Thousand (250,000) Mexican pesos in aggregate indebtedness for borrowed money and capitalized lease obligations;

                (viii)    none of the Company and the Subsidiaries has granted any license or sublicense of any material rights under or with respect to any intellectual property;

                (ix)    there has been no change made or authorized in the charter or bylaws of any of the Company and the Subsidiaries;

               (x)    none of the Company and the Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its ownership interests;

                (xi)    none of the Company and the Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                (xii)    none of the Company and the Subsidiaries has made any loan to, or entered into any other transaction with, any of its managers, officers, and employees outside the ordinary course of business;

                (xiii)    none of the Company and the Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                (xiv)    none of the Company and the Subsidiaries has granted any increase in the base compensation of any of its managers, officers, and employees outside the ordinary course of business;

                (xv)    none of the Company and the Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its managers, officers, and employees (or taken any such action with respect to any other employee benefit plan);

                (xvi)    none of the Company and the Subsidiaries has made any other material change in employment terms for any of its managers, officers, and employees outside the ordinary course of business;

                (xvii)    none of the Company and the Subsidiaries has made any change to its standard forms of contract, including all contracts relating to pre-need trusts; and

                (xviii)    none of the Company and the Subsidiaries has committed to any of the foregoing.

        (i)    No Material Undisclosed Liabilities.    Except as disclosed on Schedule 7(i), there is no liability, loss, contingency, contractual liability or obligation of the Company and the Subsidiaries which is material to the business, financial condition or operations of the Company and the Subsidiaries taken as a whole, of any nature, whether absolute, accrued, contingent or otherwise, other than the liabilities and obligations that are fully reflected, accrued and reserved against on the Financial Statements, for which the reserves are appropriate and reasonable.

        (j)    Tax Liabilities.  The Company and the Subsidiaries have filed, on a timely basis, all tax returns and reports required to be filed, including those with respect to income tax, payroll tax, property tax, transfer tax, assets tax, value added tax, social security quotas, housing and retirement savings contribution which are or were enforceable, assessed or imposed against the Company or the Subsidiaries or the Trusts (as defined in 7(bb)) in accordance with Mexican laws by the corresponding federal, state or municipal governmental tax or social security authorities, except where failure to so file would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries taken as a whole. Except as disclosed on Schedule 7(j) and except for such obligations as may result from the transactions described on Schedule 7(h), each of the Company and the Subsidiaries has either paid in full all taxes, assessments, quotas, contributions, fines, penalties, interest, fees, and charges that have become due as reflected on any such return or report and any interest and penalties with respect thereto or has fully accrued on its books or has established adequate reserves for all taxes payable but not yet due. Except as may be determined as a result of the matters disclosed on Schedules 7(i) and 7(j), all such returns and reports are true and correct except where such inaccuracies would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries taken as a whole. Except as disclosed on Schedules 7(i) and 7(j), and except as may result from the transactions described on Schedule 7(h), the Company and the Subsidiaries have no contingent tax or social security liability other than as reflected on the Financial Statements and other than contingent tax or social security liabilities arising in the ordinary course of business since the date thereof which are not material to the business, financial condition or operations of the Company and the Subsidiaries taken as a whole.

        (k)    Title to Properties.    The Company and the Subsidiaries have good and marketable title to or a valid leasehold interest in all real property necessary for the conduct of their respective businesses, all assets used in the conduct of their respective businesses (other than those assets used pursuant to lease agreements), all assets otherwise reflected in their books and records as being owned as of the date thereof, and all assets purchased since such dates, except for the Excluded Property. The assets of each of the Company and the Subsidiaries are, and as of the Closing will be, owned free and clear of any lien, claim or encumbrance not of public record as of March 30, 2001 which is material to the business, financial condition or operations of the Company and the Subsidiaries taken as a whole. Schedule 7(k) contains a list of each parcel of real property owned by the Company and or the Subsidiaries as of the date of this Agreement (the "Real Property"). With regard to the Real Property:

                (i)    At Closing, Buyers, through the Company and the Subsidiaries, shall be entitled to immediate, complete and unrestricted possession of the Real Property, free of all tenancies and other rights of possession by third parties.

                (ii)    There is no condemnation proceeding or special assessment pending or to the knowledge of any of the Sellers and the managers and officers of the Company and the Subsidiaries, threatened against all or any material portion of the Real Property, and no action, suit, proceeding, inquiry or investigation at law or in equity or before or by any court, public body or administrative agency is pending or to the knowledge of any of the Sellers and the managers and officers of the Company and the Subsidiaries threatened that, if decided adversely to the Company or the Subsidiaries, will materially adversely affect the Real Property owned by the Company and the Subsidiaries taken as a whole or Sellers' obligations under this Agreement.

                (iii)    At Closing, except with respect to the Mausoleo Gayosso, there shall be no outstanding contract made by either of the Company and the Subsidiaries or Sellers for any improvements to the Real Property which have not been fully paid for. Except for any liens relating to the construction of the Mausoleo Gayosso, Sellers shall cause to be discharged all material mechanics and materialmen's liens arising from any labor or materials furnished prior to Closing which pertain to the Real Property.

                (iv)    There are no outstanding notices of any governmental authority that have been issued upon the Real Property requiring or calling attention to the need for any work, repairs, construction, or alterations or installations on or in connection with the Real Property, because of violations of building, safety, environmental or fire laws, orders, rules or regulations, or otherwise, which have not been complied with, and which would have a material adverse effect on the real property taken as a whole or Sellers' obligation under this Agreement.

        (l)    Leases.    Schedule 7(1) contains a list as of the date of this Agreement of (i) each parcel of Real Property that is subject to or encumbered by any lease, and (ii) each lease under which the Company or any of the Subsidiaries is lessee of, or holds or operates, any real property owned by any third person.

         (m)    Patents, Servicemarks, Trademarks, Trade Name, and Copyrights.    For purposes of this Agreement, "Intellectual Property" means patents, service marks, trademarks, trade names, copyrights, trade secrets and other proprietary rights (including any applications for the foregoing). Neither the Company nor any Subsidiary owns any patent, service mark, trademark, trade name or copyright other than the trade names listed on Schedule 7(m). Neither the Company nor any Subsidiary has used (other than in the conduct of its business), assigned or encumbered said trade names or the goodwill associated therewith, or, except as set forth on Schedule 7(m), registered or applied for registration of said trade names in any jurisdiction. Except as set forth on Schedule 7(p), no claims have been asserted or threatened by any person, nor to the knowledge of any of the Sellers and the managers and officers of the Company and the Subsidiaries, is there any basis for any bona fide claims challenging the right of the Company or any Subsidiary to use Intellectual Property. The Company and each of the Subsidiaries uses the software employed in their respective businesses pursuant to valid licenses and, except as might result from the exclusion of the software described on Schedule 1(b), the consummation of the transactions contemplated hereto will not impair, diminish or result in the loss of the rights of the Company or the Subsidiaries to use such software after the Closing Date. Further, (i) the Company and the Subsidiaries have not infringed or interfered with, misappropriated or otherwise come in conflict with, and the continued operation of the business of the Company and its Subsidiaries as currently conducted will not infringe on, interfere with, misappropriate or otherwise come into conflict with any Intellectual Property, and (ii) no such claim, complaint, charge, demand or notice has been asserted or to the knowledge of any of the Sellers and the managers and officers of the Company, has been threatened by any person nor is the Company or any Subsidiary aware of any basis for any claims therefore. Further, neither the Company nor any Subsidiary has granted any license to or other right in any of its Intellectual Property to any person or entity.

        (n)    No Violation of Any Instrument.    None of the Company and the Subsidiaries is in violation of or default under, nor has any event occurred that, with or without the giving of notice, lapse of time or the occurrence of any other event, would:

                (i)    Constitute a violation of or default under, or permit the termination, modification, or the acceleration of maturity of, any contract to which of the Company or any Subsidiary is a party except where such violation or default would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries taken as a whole.

                (ii)    Result in the imposition of any material lien, claim, or encumbrance upon any of the assets of the Company or any Subsidiary pursuant to any agreement or instrument to which it is a party, by which it is bound, or to which any of its assets are subject, or pursuant to, any law, judgment, order, injunction, or decree to which it is a party, by which it is bound, or to which any of the assets of the Company or any Subsidiary are subject which are material to the business, financial condition or operations of the Company and the Subsidiaries taken as a whole.

        (o)    Contracts.    Schedule 7(o) lists the following contracts and other agreements to which any of the Company and the Subsidiaries is a party, other than pre-need contracts for the provision of funeral or burial property, merchandise or services:

                (i)    any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of One Hundred Thousand (100,000) Mexican pesos per annum;

                (ii)    any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of One Hundred Thousand (100,000) Mexican pesos;

                (iii)    any agreement concerning a partnership or joint venture;

                (iv)    any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of One Hundred Thousand (100,000) Mexican pesos or under which it has imposed a security interest on any of its assets, tangible or intangible;

                (v)    any material agreement concerning confidentiality or non-competition;

                (vi)    any material agreement with Sellers or any of their affiliates (other than the Company and the Subsidiaries);

                (vii)    any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former managers, officers, and employees;

                (viii)    any collective bargaining agreement;

                (ix)    any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of Five Hundred Thousand (500,000) Mexican pesos or providing material severance benefits;

                (x)    any agreement under which it has advanced or loaned any amount to any of its managers, officers, and employees outside the ordinary course of business;

                (xi)    any agreement under which the consequences of a default or termination would have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries taken as a whole; or

                (xii)    any other agreement (or group of related agreements) the performance of which involves consideration in excess of One Million (1,000,000) Mexican pesos.

                Sellers have delivered to Buyers a correct and complete copy of each written agreement listed in Schedule 7(o) (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Schedule 7(o). With respect to each such agreement, to the knowledge of any of the Sellers and the managers and officers of the Company and the Subsidiaries, (i) no party is in material breach or default, and (ii) no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement. No party has communicated in writing its intent to repudiate any material provision of the agreement to the party opposite.

        (p)    Litigation and Claims.    Except as set forth on Schedule 7(p), (i) none of the Company and the Subsidiaries is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, (ii) none of the Company and the Subsidiaries is a party or to the knowledge any of Sellers or the managers or directors of the Company or the Subsidiaries is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any jurisdiction or before any arbitrator, which would, if decided adversely to the Company or the Subsidiaries, severally or in the aggregate, materially adversely affect the business, financial condition or operations of the Company and the Subsidiaries taken as a whole; (iii) neither the business of the Company and the Subsidiaries nor their assets are the subject of or affected by any pending or to the knowledge any of Sellers or the managers or directors of the Company or the Subsidiaries any threatened action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any jurisdiction or before any arbitrator which would, if decided adversely to the Company or the Subsidiaries, severally or in the aggregate, materially adversely affect the business, financial condition or operations of the Company and the Subsidiaries taken as a whole; and (iv) to the knowledge any of Sellers or the managers or directors of the Company or the Subsidiaries there are no actions, suits, proceedings, hearings, or investigations of any kind threatened or contemplated, or any unasserted claims (whether or not the potential claimants may be aware of the claims) which would, if decided adversely to the Company or the Subsidiaries, severally or in the aggregate, materially adversely affect the business, financial condition or operations of the Company and the Subsidiaries taken as a whole.

        (q)    Necessary Approvals and Consents.    Except for the non-objection opinion from the Mexican Federal Competition Commission and the waivers referred to in Section 12(g) hereof, no authorization, consent, permit or license or approval of, or declaration, registration or filing with, any person or governmental or regulatory authority or agency is necessary for the execution and delivery by Sellers of this Agreement and the other agreements executed or required to be executed in connection with this Agreement, and the consummation of the transactions contemplated by this Agreement.

        (r)    Accuracy of Information Furnished.    No representation or warranty by Sellers in this Agreement, in any of the forms of agreements attached hereto as exhibits or in the schedules or other exhibits attached hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not false or misleading.

        (s)    Personnel.

                (i)    Set forth on Schedule 7(s)(i) is a list of all of the employees of the Company and the Subsidiaries (the "Employees") including their age, seniority and present annual remuneration (including any right to bonus, benefits in kind, profit sharing and any departure or retirement indemnities);

                (ii)    The Company and the Subsidiaries are, and to the knowledge of the Sellers and the officers and managers of the Company and the Subsidiaries have been, at all times since August 31, 1994, in compliance with provisions of the labor laws applicable to them except where failure to comply would not result in a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries taken as a whole

        (t)    Unions.    Attached as Schedule 7(t) is a complete listing of all collective bargaining agreements applicable to the Company and the Subsidiaries and their respective businesses. No work stoppage or labor strike against the Company or any Subsidiary has occurred in the past three years. No such work stoppage or labor strike is pending or to the knowledge of any of the Sellers and the managers and officers of the Company and the Subsidiaries, threatened. Neither the Company nor any Subsidiary is or for the past three years, has been involved in or, to the knowledge of any of the Sellers or the managers and officers of the Company and the Subsidiaries, threatened with any labor dispute, grievance, or litigation relating to labor matters, including violation of any applicable labor, safety, or employment laws, except where the existence of any such matter would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole.

        (u)    Employee Benefit Plans.    Except as set forth on Schedule 7(u), the managers and employees of the Company and the Subsidiaries have not been granted direct or indirect health, welfare, or other benefits, any share purchase options, or profit sharing agreements, or any benefits other than those provided for by law with regard to pensions, widows' pensions, or complementary pensions (any such benefits, the "Benefit Plans"). The Company and the Subsidiaries have no unfunded obligations with respect to any of the Benefit Plans and are in compliance with the terms of each of its Benefit Plans and the provisions of law and regulations applicable to such Benefit Plans except where failure to fund or failure to comply would not result in a material adverse effect on the business, financial conditions or operations of the Company and the Subsidiaries taken as a whole.

        (v)    Insurance.    Schedule 7(v) sets forth accurate information with respect to all of the insurance policies insuring the Real Property and all inventories, equipment, supplies, buildings and fixed assets owned or leased by the Company and the Subsidiaries and all general liability and professional liability policies applicable to the operations of the Company and the Subsidiaries. Such policies of insurance are and as of the Closing Date will be outstanding and in force and the premiums currently due thereon paid prior to the Closing Date. None of the policies is retrospectively rated.

        (w)    Employee Loans and Compensation.    Since the date of the Financial Statements, there has not been any loan or advance made or accrued to any of the managers, officers, employees or independent contractors of the Company and the Subsidiaries, nor has there been any material increase in the benefits or compensation payable to or to become payable by the Company and the Subsidiaries to any manager, officer, employee or independent contractor under any employee benefit plan, employment agreement, collective bargaining agreement or union contract. Since the date of the Financial Statements, there has been no bonus, deferred compensation, profit-sharing (other than as required by law) or other like benefits granted.

        (x)    Inventory of Unsold and Available Merchandise.    The Company and the Subsidiaries currently maintain inventory levels consistent with past practices and such inventory is adequate for the conduct of the business of the Company and the Subsidiaries as it has been conducted prior to the date hereof. Except as is related to the Mausoleo Gayosso, such inventory is reasonably fit for its intended purposes and is free of material damage and defect.

        (y)    Noncontravention.    Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Sellers, the Company and the Subsidiaries is subject or any provision of the charter or bylaws or other organizational documents of any of Sellers, the Company and the Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Sellers, the Company and the Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets), except with respect to the Company and the Subsidiaries where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or security interest would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries or on the ability of the parties to consummate the transactions contemplated by this Agreement.

        (z)    Realty, Plant and Equipment.    All material structures and improvements located on the Real Property and all equipment used in connection therewith are, and will as of the Closing Date be, in good operating condition repair, ordinary wear and tear excepted. Buyers have had the opportunity to enter the improvements on the Real Property and inspect those improvements and equipment.

        (aa)    Corporate Records of the Company and the Subsidiaries.    Copies of the Articles of Organization and By-laws of each of the Company and the Subsidiaries and all amendments thereto to date have been delivered to Buyers and are true and correct as of the date hereof. The minutes of the meetings of the partners and managers of the Company and the Subsidiaries are available at the Company and the Subsidiaries' home offices or at the offices of counsel of the Company and the Subsidiaries during regular business hours.

       (bb)    Trust Agreements.

                 (i)    The trusts maintained by the trustee ("Trustees") pursuant to the trust instruments listed on Schedule 7(bb) to provide funds for the future delivery of funeral services as specified in the contracts with the customers of Company or the Subsidiaries (the "Trusts") have been duly authorized and executed by the Company or the Subsidiaries, as the case may be, and, to the knowledge of Sellers and the managers and officers of the Company and the Subsidiaries, by the Trustees.

                (ii)    The Company or the respective Subsidiary has contributed, and is contributing, to the Trust amounts required pursuant to the applicable trust instruments, which amounts are accurately shown and described in each customer record maintained by the Company or the Subsidiary, as the case may be, except where any failure to contribute, or any inaccuracy in the customer accounts, either severally or in the aggregate, would not have a material adverse effect on the business, financial condition or operation of the Company and the Subsidiaries taken as a whole. The Technical Committees established pursuant to the Trusts have not instructed the Trustees to pay any taxes (other than the Value Added Tax with respect to the Trustees' services).

                (iii)    Except as set forth on Schedule 7(bb)(1), neither the Company nor the respective Subsidiary is in default or in breach of any of the provisions of the Trusts and there exists no state of facts that, after notice or lapse of time or both, would constitute such a default or breach, including without limitation with respect to any fee, expense, surcharge, penalty or fine due and payable by or to the Trustees in connection with the performance of their duties under the Trusts, except where such default, breach or state of facts would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries taken as a whole.

                (iv)    There are no claims, lawsuits, actions, investigations, demands, or other proceedings pending or to the knowledge of Sellers and the managers and officers of the Company and the Subsidiaries, threatened to be filed by a customer of the Company or the Subsidiaries or by any governmental authority or other person against any of the Trusts which, if adversely resolved, would individually or in the aggregate have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries taken as a whole. There exists no state of facts that after notice or lapse of time or both will give rise to any such claim, lawsuit, action, investigation, demand or other proceeding.

        (cc)    Brokers' Fees.    Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyers could become liable or obligated.

         (dd)    Notes and Accounts Receivable.    All notes and accounts receivable of the Company and the Subsidiaries are reflected properly on their books and records, and arose in the ordinary course of business of the Company and the Subsidiaries.

        (ee)    Powers of Attorney.    Except as set forth on Schedule 7(ee), there are no outstanding powers of attorney executed on behalf of any of the Company and the Subsidiaries.

        (ff)    Environmental, Health, and Safety Matters.

                (i)    In this Section 7(ff), the following terms have the meanings specified or referred to below and shall be equally applicable to both the singular and plural forms.

                        (1)    "Environmental Laws" means all laws, regulations and all injunctions, judgments, orders and decrees specifically applicable to the Company or any of the Subsidiaries and contractual obligations relating to pollution, the environment (including ambient air, surface water, groundwater, drinking water supplies, aquifers, and surface or subsurface strata) or protection of human health and safety including laws and regulations relating to Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances and laws and regulations relating to occupational safety and health, in each case applicable to the business of the Company and the Subsidiaries as of the date hereof.

                        (2)    "Hazardous Substance" means any chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law.

                        (3)    "Release" means any release, threatened release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property that results in liability under applicable Environmental Laws.

                (ii)    Since August 31, 1994, each of the Company and the Subsidiaries, has complied and is in compliance, in each case in all respects, with all Environmental Laws except where such non-compliance would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries taken as a whole.

                (iii)    Without limiting the generality of the foregoing, since August 31, 1994, each of the Company and the Subsidiaries, has obtained, has complied, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business except where the failure to be in compliance would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries taken as a whole; a list of all such permits, licenses and other authorizations is set forth on the Schedule 7(ff).

                (iv)    Since August 31, 1994, none of the Company or the Subsidiaries has received any written notice regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities (whether accrued, absolute, contingent, un-liquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental Laws except where the subject of any such notice would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries taken as a whole.

                (v)    Since August 31, 1994, none of the Company or the Subsidiaries, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Substance, or owned, or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, preventive or corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Laws except where such treatment, storage, disposal, transportation, handling or release and such liability and costs would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries taken as a whole.

                (vi)    Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any Environmental Laws except where such obligations, or the failure to discharge such obligations would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries taken as a whole.

        (gg)    Guaranties.    None of the Company and the Subsidiaries is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other person.

        (hh)    Product Warranty.    Substantially all of the products sold and delivered by the Company and the Subsidiaries have conformed with all applicable contractual commitments and all express and implied warranties, and none of the Company and the Subsidiaries has any liability for replacement or repair thereof or other damages in connection therewith, except where any failure to so conform or any such liability would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries taken as a whole.

        (ii)    Survival of Representations.    The representations and warranties made by Sellers in this Section 7 shall survive the Closing hereunder and continue in full force and effect for a period of two years thereafter, provided that the representations and warranties made by Sellers in Section7(j) (Tax Liabilities) shall continue in full force and effect for the period set forth in the statute of limitations applicable to such tax claims.

8.     Representations and Warranties of Buyers.    Buyers jointly and severally represent and warrant to Sellers as follows:

        (a)    Organization and Good Standing of the Buyers.    Each of Buyers is a Sociedad Anonima de Capital Variable duly organized, validly existing and in good standing under the laws of Mexico.

        (b)    Power and Authority.    Each of the Buyers has the corporate power and authority, and except for the non-objection opinion from the Mexican Federal Competition Commission, possesses all licenses and permits required by governmental authorities, to acquire and own the Company Interest.

        (c)    Authorization of Transaction.    Each of the Buyers has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other documents executed or required to be executed by Buyers in connection with this Agreement.

        (d)    Binding Effect.    This Agreement and the other documents executed or required to be executed by the Buyers in connection with this Agreement are or will be, when executed and delivered, the legal, valid and binding obligations of the Buyers, enforceable in accordance with their terms except to the extent that such enforceability may be limited by applicable "concurso mercantil," bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditor's rights generally and by general equitable principles.

        (e)    Necessary Approvals and Consents.    Except for the non-objection opinion from the Mexican Federal Competition Commission, no authorization, consent, permit or license or approval of, or declaration, registration or filing with, any person or governmental or regulatory authority or agency is necessary for the execution and delivery by Buyers of this Agreement or for the consummation by Buyers of the transactions contemplated by this Agreement.

        (f)    Noncontravention.    Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate in any material respect any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either of the Buyers is subject or any provision of the charter or bylaws or other organizational documents of either of the Buyers or (ii) in any material respect , conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either of the Buyers is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or security interest would not have a material adverse effect on the ability of either of the Buyers to consummate the transactions contemplated by this Agreement.

        (g)    Accuracy of Information Furnished.    No representation or warranty by Buyers in this Agreement, in any of the forms of agreements attached hereto as exhibits or in the schedules or other exhibits attached hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not false or misleading.

        (h)    Brokers Fees.    Buyers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

        (i)    Survival of Representations.    The representations and warranties made by Buyers in thisSection 8 shall survive the Closing hereunder and continue in full force and effect for a period of two years thereafter.

9.     Pre-Closing Covenants of Sellers. Sellers covenant and agree with Buyers that from the date of this Agreement through the Closing:

        (a)    Notice of Developments. Sellers will give prompt written notice to Buyers of any material adverse development causing a breach of any of the representations and warranties in Section 7 above. No disclosure by Sellers pursuant to this Section 9(a), however, shall be deemed to amend or supplement any Schedule hereto or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

        (b)    Conduct of Business Prior to Closing Date.    Sellers shall cause each of the Company and the Subsidiaries to conduct its operations in the ordinary course of business consistent with past and current practices; provided, however, Sellers may cause the Company to enter into contracts for the completion of work with respect to the Mausoleo Gayosso if, prior to the signing of any such contract, Sellers shall have (1) provided to Buyers a copy of such contract and (2) obtained Buyers consent thereto, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, Sellers will not cause or permit any of the Company and the Subsidiaries to:

                (i)    declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock; except as set forth on Schedule 7(h);

                (ii)    change its capital structure or impair its working capital except as set forth on Schedule 7(h);

                (iii)    purchase, sell or dispose of or grant licenses or other rights in or to any of its assets, or make or give any warranty or guaranty with respect to its products or services, other than in the ordinary course of business consistent with past practice;

                (iv)    increase the compensation of, or pay bonuses or severance pay to, its employees other than in the ordinary course of business consistent with past practice or as required by applicable law, collective bargaining agreements, employment agreements or management agreements except as set forth on Schedule 7(h); or

                (v)    take any action that would cause or permit the representations or warranties made herein to be inaccurate at the time of Closing.

        (c)    Preservation of Business.    Sellers shall cause each of the Company and the Subsidiaries to use its commercially reasonable best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

        (d)    Full Access.    Sellers will permit, and Sellers will cause each of the Company and the Subsidiaries to permit, representatives of Buyers to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Company and the Subsidiaries. Buyers will treat and hold as confidential all information concerning the businesses and affairs of the Company and the Subsidiaries that is not already generally available to the public that it receives from any of Sellers, the Company, and the Subsidiaries, and any information that it creates or develops in the course of the reviews contemplated by this Section 9(d) ("Confidential Information"). Buyers will not use any of the Confidential Information except in connection with this Agreement or for any competitive purpose, and, if this Agreement is terminated for any reason, will return to Sellers or destroy, at the request and option of Sellers, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

        (e)    Exclusivity.    Sellers will not (and Sellers will not cause or permit any of the Company and the Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any ownership interest, or any substantial portion of the assets, of any of the Company and the Subsidiaries (including any acquisition structured as a merger, consolidation, capital subscription or ownership interest exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Sellers will not vote the Company Interest in favor of any such acquisition structured as a merger, consolidation, capital subscription or ownership interest exchange.

        (f)    Leases.    Sellers will not cause or permit any lease to be amended, modified, extended, renewed or terminated, nor shall the Company or the Subsidiaries enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property requiring rental and other payments in excess of one hundred thousand (100,000) Mexican pesos annually as averaged over the term thereof, without the prior written consent of Buyers.

        (g)    Maintenance of Real Property.    Except with respect to Mausoleo Gayosso, Sellers will cause each of the Company and the Subsidiaries to maintain its Real Property, including all of the improvements thereto in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted and shall not demolish or remove any of the existing improvements or erect new improvements on such Real Property or any portion thereof, without the prior written consent of Buyers.

10.    Post-Closing Covenants of Sellers.    Sellers agree as follows:

        (a)    Transition.    For a period of two (2) years following the Closing Date, Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company and the Subsidiaries from maintaining the same business relationships with the Company and the Subsidiaries after the Closing as it maintained with the Company and the Subsidiaries prior to the Closing.

        (b)    Confidentiality.    Sellers agree to maintain as confidential any information not generally available to the public concerning the business, financial condition or operations of the Company and the Subsidiaries obtained by Sellers by reason of their ownership of the Company Interest (the "Sellers' Confidential Information") except as may be required to comply with applicable laws, including with out limitation, applicable tax laws and securities laws. Notwithstanding the foregoing, Sellers shall be entitled to communicate any and all such information as necessary to its attorneys, accountants, lenders, and others with whom it maintains a confidential relationship. In the event that Sellers are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any of the Sellers' Confidential Information (other than in connections with its reporting requirements under applicable tax and securities laws), Sellers will notify Buyers promptly of the request or requirement so that Buyers may seek an appropriate protective order or waive compliance with the provisions of this Section 10(b). If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are, on the advice of counsel, compelled to disclose any of Sellers' Confidential Information to any tribunal or else stand liable for contempt, Sellers may disclose Sellers' Confidential Information to the tribunal; provided, however, that Sellers shall use its reasonable best efforts to obtain, at the reasonable request of Buyers and upon the receipt of appropriate and reasonable assurances of payment by or on behalf of Buyers of all fees and costs associated therewith, an order or other assurance that confidential treatment will be accorded to such portion of the Sellers' Confidential Information required to be disclosed as Buyers shall designate.

        (c)    Covenant Not to Compete.    For a period of two years following the Closing Date, Sellers will not engage directly or indirectly in any business that any of the Company and the Subsidiaries conducts as of the Closing Date in any geographic area in which any of the Company and the Subsidiaries conducts that business as of the Closing Date; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 10(c) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.    Conditions Precedent to Obligations of Buyers.    Except as may be waived in writing by Buyers, the obligations of Buyers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

        (a)    Compliance.    Sellers shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by them on or before the Closing Date.

        (b)    Representations and Warranties.    All of the representations and warranties in this Agreement and in all certificates or other documents delivered by Sellers pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date.

        (c)    No Material Adverse Changes.    There shall have occurred no material adverse change in the business, operations, assets, liabilities or financial condition of the Company and the Subsidiaries taken as a whole.

        (d)    Third Party Consents.    The Company and the Subsidiaries or their direct or indirect parent companies shall have obtained all of the third party consents required pursuant to Section 7(q) hereof.

        (e)    No Injunctions.    No action, suit, proceeding or investigation shall be threatened, asserted or instituted by any governmental body or agency or any other person or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of Buyers to own the Company Interest and to control the Company and the Subsidiaries, or (D) affect materially and adversely the right of any of the Company and the Subsidiaries to own its assets and to operate the business of the Company that the Subsidiaries taken as a whole (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

        (f)    Certificate.    Sellers shall have delivered to Buyers a certificate executed by Sellers to the effect that the statements contained in Subsections (a) through (d) and , to Sellers' knowledge, Subsection (e) of this Section 11 are true and correct in all material respects as of the Closing Date.

        (g)    Receipt of Authorizations.    Buyers, Sellers, the Company, and the Subsidiaries shall have received all material authorizations, consents, and approvals of governments and governmental agencies required to be obtained including, without limitation, a non objection opinion from the Mexican Federal Competition Commission to consummate the transactions contemplated by this Agreement. Buyers shall not be required to accept any condition to any approval required to consummate the transaction contemplated herein.

        (h)    Agreement of Transfer.    Buyers shall have received an Agreement of Transfer in the form of Schedule 5(a)(i) which is sufficient in the reasonable opinion of counsel for Buyers to permit registration in the Company's ownership interest book of the transfer of the Company Interest to Buyers.

        (i)    Resignations.    Buyers shall have received the signed resignations, effective as of or prior to the Closing Date, of each manager and officer of the Company and the Subsidiaries specified in writing by Buyers at least five business days prior to Closing.

        (j)    Required Actions and Documents.    All actions to be taken by Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyers.

        (k)    Real Property.    Buyers shall have received from Sellers, at Sellers' cost and expense, the first testimony of each of the public instruments evidencing the purchase of each parcel of Real Property owned by the Company or any of the Subsidiaries together with a lien certificate issued by the Public Registry of Property corresponding to the domicile of each parcel of Real Property.

        (l)    Guaranty.    Stewart Enterprises, Inc. and Buyers shall have entered into a Guaranty guaranteeing the obligations of Sellers, including indemnification obligations substantially in the form of Schedule 11 (l) and the same shall be in full force and effect.

        (m)    Inter-company Accounts.    Inter-company accounts between Stewart Enterprises, Inc. and the Company and the Subsidiaries shall be closed as of the Closing, and the Promissory Notes shall be satisfied as provided in Section 4(c) hereof.

        (n)    No Other Contingencies.    The conditions precedent set forth in this Section 11 include all conditions precedent to the obligations of Buyers pursuant to this Agreement.

12.    Conditions Precedent to Obligations of Sellers.    Except as may be expressly waived in writing by Sellers, the obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

        (a)    Compliance.    Buyers shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by it on or before the Closing Date.

        (b)    Representations and Warranties.    All of the representations and warranties in this Agreement and in all certificates or other documents delivered by Buyers pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date.

        (c)    Third Party Consents.    The Buyers shall have obtained all of the third party consents required pursuant to Section 8 (e).

        (d)    No Injunctions.    No action, suit, proceeding or investigation shall be threatened, asserted or instituted by any governmental body or agency or any other person or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect materially and adversely the right of Sellers to convey the Company Interests (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

        (e)    Certificate.    The Buyers shall have delivered to the Sellers certificate executed by Buyers to the effect that the statements contained in Subsections (a) through (c) and, to Buyers' knowledge, Subsection (d) of this Section 12 are true and correct in all material respects as of the Closing Date.

        (f)    Receipt of Authorizations.    Buyers, Sellers, the Company, and the Subsidiaries shall have received all material authorizations, consents, and approvals of governments and governmental agencies required to be obtained including, without limitation to, a non objection opinion from the Mexican Federal Competition Commission to consummate the transactions contemplated by this Agreement. Sellers shall not be required to accept any condition to any approval required to consummate the transaction contemplated herein.

        (g)    Advances of Funds to the Company.    At or prior to Closing, Buyers shall have advanced to the Company the Note Repayment Amount as provided in Section 4(b) hereof.

        (h)    No Other Contingencies.    The conditions precedent set forth in this Section 12 include all conditions precedent to the obligations of Sellers pursuant to this Agreement.

13.     Indemnification.

        (a)    Sellers' Indemnity.

                (i)    Scope of Indemnity.    Sellers shall hold harmless and indemnify Buyers and its representatives, stockholders, controlling persons, and affiliates (collectively, the "Buyers Indemnified Persons") from and against, and shall pay to or on behalf of Buyers Indemnified Persons the amount of, any and all claims, demands, charges, losses, damages, liabilities, obligations, and expenses (including reasonable costs of investigation and defense and reasonable attorneys' and accountants' fees) (collectively "Damages") suffered by Buyers Indemnified Persons, whether by third-party claim or otherwise, arising out of, based on, or relating to:

                        (1)    any breach of any representation or warranty made by Sellers in this Agreement, the Schedules, any supplements to the Schedules, or any other certificate or document delivered by Sellers pursuant to this Agreement;

                        (2)    any breach by Sellers of any covenant or obligation of Sellers in this Agreement or any agreement, document or instrument delivered in connection with this Agreement; and

                        (3)    the failure by Sellers to pay, discharge or perform as and when due, any expense, liability, obligation or claim relating to the Excluded Property (the matters referred to in sub-section (1), (2) and (3) of this Section 13 (a)(i) being collectively referred to as the "Sellers Indemnified Claims").

                (ii)    Limitations on Indemnity.    With respect to Sellers Indemnified Claims other than any claim for any breach of the representation and warranty set forth at Section 7(j) hereof, Sellers shall not be required to indemnify Buyers Indemnified Persons for any Sellers Indemnified Claims:

                        (1)    if Buyers Indemnified Persons have not given Sellers notice of the breach or alleged breach within two years of the Closing (the "Indemnification Period"); provided, any claim timely and properly made within such period shall survive the end of such period;

                        (2)    to the extent that the aggregate amount of all Sellers Indemnified Claims are less than 5,000,000 Mexican pesos, it being agreed that once such claims total 5,000,000 Mexican pesos, Sellers shall be liable for Sellers Indemnified Claims only to the extent of the excess of such claims over 5,000,000 Mexican pesos;

                        (3)    if Buyers Indemnified Persons have received in the aggregate greater than an amount equal to ten (10%) percent of the sum of (x) the Purchase Price and (y) the Note Repayment Amount, in Sellers Indemnified Claims; provided, however, in the event a Sellers' Indemnified Claim shall have been adjudged to have resulted from fraud by affirmative act or omission on the part of Sellers, the Company or the Subsidiaries by the final, non-appealable judgment of a court of competent jurisdiction, or by the decision of an arbitration proceeding commenced pursuant to Section 17 hereof, the limitations of this Section 13(a)(ii)(3) shall not apply to the Damages resulting from such breach. Nothing in this Section 13(a)(ii)(3) shall be construed as a waiver by any of Sellers or Buyers of their rights pursuant to Section 17 hereof.

                        (4)    to the extent that the Indemnified Claim arises from a modification of the accounting practices and/or policies of the Company and the Subsidiaries or an amendment of the applicable laws, regulations or administrative practices, in each case, after Closing; or

                        (5)    to the extent of any tax savings of Buyers and/or the Company and the Subsidiaries related to the Indemnified Claim.

                (iii)    Insurance Proceeds and Recovery from Third Parties.    The amount of any Sellers Indemnified Claim shall be reduced by any proceeds received by Buyers pursuant to any policies of insurance providing coverage for such claim or any type of guarantee or indemnification from third parties with respect to such claim.

        (b)    Buyers' Indemnity.

                (i)     Scope of Indemnity. Buyers shall hold harmless and indemnify Sellers and its representatives, stockholders, controlling persons, and affiliates (collectively, the "Sellers Indemnified Persons") from and against, and shall pay to the Sellers Indemnified Persons the amount of, any and all Damages suffered by Sellers Indemnified Persons, whether by third-party claim or otherwise, arising out of, based on, or relating to:

                        (1)    any breach of any representation or warranty made by Buyers in this Agreement, the Schedules, any supplements to the Schedules, or any other certificate or document delivered by Buyers pursuant to this Agreement; and

                        (2)     any breach by Buyers of any covenant or obligation of Buyers in this Agreement or any agreement, document or instrument delivered in connection with this Agreement (collectively, the "Buyers Indemnified Claims").

                (ii)     Limitations on Indemnity. With respect to Buyers Indemnified Claims, Buyers shall not be required to indemnify Sellers Indemnified Persons for Buyers Indemnified Claims:

                        (1)     if Sellers Indemnified Persons have not given Buyers notice of the breach or alleged breach within two years of the Closing (the "Indemnification Period"); provided, any claim timely and properly made within such period shall survive the end of such period;

                        (2)     to the extent that the aggregate amount of all Buyers Indemnified Claims are less than 5,000,000 Mexican pesos, it being agreed that once such claims total 5,000,000 Mexican pesos, Buyers shall be liable for Buyers Indemnified Claims only to the extent of the excess of such claims over 5,000,000 Mexican pesos;

                        (3)     if Sellers Indemnified Persons have received in the aggregate greater than an amount equal to ten (10%) percent of the Purchase Price in Buyers Indemnified Claims; provided, however, in the event that a Buyers Indemnified Claim shall have been adjudged to have resulted from fraud on the part of Buyers by the final, non-appealable judgment of a court of competent jurisdiction, or by the decision of an arbitration proceeding commenced pursuant to Section 17 hereof, the limitations of this Section 13(b)(ii)(3) shall not apply to the Damages resulting from such breach. Nothing in this Section 13(b)(ii)(3) shall be construed as a waiver by any of Sellers or Buyers of their rights pursuant to Section 17 hereof.

                        (4)     to the extent of any tax savings of Sellers Indemnified Persons related to the Buyers Indemnified Claims.

                        (5)     to the extent that the Indemnified Claim arises from a modification of the accounting practices and/or policies of the Buyers, the Company or the Subsidiaries or an amendment of the applicable laws, regulations or administrative practices, in each case, after Closing.

                (iii)     Insurance Proceeds and Recovery from Third Parties. The amount of any Buyers Indemnified Claim shall be reduced by any proceeds received by Sellers Indemnified Persons pursuant to any policies of insurance providing coverage for such claim or any type of guaranty or indemnification from third parties with respect to such claim.

            (c)    Indemnification Procedures – Third Party Claims.

                (i)    Promptly after receipt by a person claiming indemnification (an "Indemnified Person") of notice of the commencement of any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental agency, court or quasi-judicial or administrative agency of any jurisdiction or any arbitrator (a "Proceeding") against it for which a person may be liable pursuant to Section 13(a) or 13(b) (an "Indemnifying Person"), such Indemnified Person will, if a claim is to be made against the Indemnifying Person, give prompt notice to the Indemnifying Person of the commencement of such claim, containing factual information (to the extent known) describing any asserted Damages in reasonable detail. Following delivery of such notice, the Indemnified Person shall, if requested by the Indemnifying Person, promptly provide copies of any notice and other documents received regarding such claim. The failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the defense of such Proceeding is prejudiced by the Indemnified Person's failure to give such notice.

                (ii)    If any proceeding referred to in Section 13(c)(i) is brought against an Indemnified Person and it gives notice to the Indemnifying Person of the commencement of such Proceeding, the Indemnifying Person will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) an Indemnifying Person is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Person fails to provide reasonable assurance to the indemnified person of the financial capacity of the Indemnifying Persons to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person and, after notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Persons will not, as long as they diligently conduct such defense, be liable to the Indemnified Person under this Section 13 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding. In the event that the Indemnifying Person assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the Indemnifying Person without the Indemnified Person's consent (which consent shall not be unreasonably withheld), and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to the Indemnifying Person pursuant to Section 23 hereof of the commencement of any Proceeding and the Indemnifying Person does not, within twenty (20) days after such notice, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Person will, subject to Section 13(c)(4) be bound by any determination made in such Proceeding or any compromise or settlement effect by the Indemnified Person. In the event the Indemnifying Person does not elect to contest and defend a claim as to which the Indemnified Person seeks indemnity hereunder, the Indemnified Person shall provide the Indemnifying Person with the opportunity to participate in the defense of such Claim with counsel of the Indemnifying Person's choice and at the Indemnifying Person's sole cost and expense, and all costs incurred by the Indemnified Person shall be at the Indemnifying Person's expense, subject to the limitations set forth in this Section 13. At any time after the commencement of defense of any such claim, the Indemnifying Person may request by notice pursuant to Section 23 hereof the Indemnified Person to accept a bona fide offer from the other parties to the claim for a cash settlement, in full satisfaction of all claims, but no action shall be taken unless the Indemnified Person determines that the cash offer shall be accepted, and so notifies by notice pursuant to Section 23 hereof the Indemnifying Person in writing within twenty (20) days of such request from the Indemnifying Person. The absence of a response from the Indemnified Person within said term shall be understood as an acceptance by the Indemnified Person of said offer. In the event that, after such a request by the Indemnifying Person for acceptance of a bona fide cash settlement offer, the Indemnified Person determines that such offer should not be accepted and that the contest should be continued, then the Indemnifying Person shall be liable for indemnity hereunder only to the extent of the lesser of (i) the amount which the other party to the contested claim had agreed to accept in settlement as of the time the Indemnifying Person made its request therefor to the Indemnified Person, (ii) the amount of the settlement or judgment actually concluding such claim, or (iii) the maximum amount for which the Indemnifying Persons may be liable with respect to such claim by reason of the provisions hereof.

                (iii)    Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Proceeding, subject to Section 13(c)(iv).

                (iv)    In no event will the Indemnified Person consent to the entry of any judgment with respect to, or otherwise settle any Proceeding without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld). The Indemnifying Person shall have no liability with respect to any compromise or settlement effected without the prior written consent of the Indemnifying Person unless such prior written consent is unreasonably withheld.

                (v)    The parties hereto shall cooperate in the defense of any Proceeding and shall furnish such records, information and testimony, and attend at such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

            (d)    Indemnification Procedures – Other Claims. A claim for indemnification for any matter not involving a third-party claim shall be asserted by notice to the Indemnifying Person. Buyers and Sellers agree that upon their discovery of facts giving rise to a claim for indemnity under the provisions of this Section 13(d) (a "Claim"), each will give prompt notice thereof in writing to the other. The failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the defense of such Claim is prejudiced by the Indemnified Person's failure to give such notice. Upon receipt of any such notice, which notice shall state with reasonable specificity, to the extent practicable, the nature of the claim and the amount at issue and the method of calculation of such amount, the Indemnifying Person shall have thirty (30) days to give notice in writing to the Indemnified Person that it disagrees with the Indemnified Person's assertion that the Claim gives rise to indemnity under the provisions of this Agreement. Within such thirty (30) day period, the Indemnifying Person may retain a certified public accountant or other expert as appropriate to review the Claim. The Indemnified Person shall reasonably cooperate with such review. For further clarity and not by way of limitation, the Indemnified Person shall, during such thirty (30) day period, make available for inspection at all reasonable times and in a manner so as not to interfere with the normal business operations of the Indemnified Person, the books and records (including tax records), contracts, documents and facilities of the Indemnified Person which are relevant to any such Claim. Should the Indemnifying Person dispute the Claim by written notice to the Indemnified Person pursuant to Section 23 hereof and the parties hereto are unable to resolve any such disagreement within thirty (30) days of receipt of such notice, the parties shall submit such disagreement to arbitration, to be settled pursuant to the provisions set forth in Section 17 below.

            (e)    Remedies. This Section 13 sets forth each party's exclusive indemnification rights and remedies regarding another party's breach of a representation and warranty or covenant under this Agreement.

14.    Equitable Remedies. Each party hereto acknowledges that a refusal without just cause by such party to consummate the transactions contemplated hereby will cause irreparable harm to the other party, for which there may be no adequate remedy at law. A party not in default at the time of such refusal shall be entitled, in addition to other remedies at law or in equity, to specific performance of this Agreement by the party that so refused to consummate the transactions contemplated hereby.

15.    Termination. This Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing Date:

            (a)    By the mutual consent of Buyers and Sellers; or

            (b)    By Buyers or Sellers, if there has been a material misrepresentation or breach of warranty in the representations and warranties set forth herein by the opposite party, or if there has been any material failure on the part of Buyers or Sellers or any party under the control of either to comply with its obligations hereunder, or upon either Buyers or Sellers providing the opposite party with written notice that the conditions precedent set forth in Sections 10 or 11 can not be met; or

            (c)    By Buyers or Sellers, if Closing has not occurred on or before July 31, 2001, unless the sole cause for the failure of the Closing to occur is the failure to obtain the non-objection opinion from the Mexican Federal Competition Commission, or unless such date is extended in writing by mutual consent of Buyers and Sellers. Termination under this Section 16 shall not prejudice any right or remedy either party may have under applicable law and the other provisions of this agreement.

16.    Additional Agreements. The parties agree to the following additional matters:

            (a)    Change of Trustee. Sellers and Buyers shall execute such documents and take such steps as Buyers deem necessary in order to change the trustees and the members of any "technical committee" or similar body for the trust funds serving the Company and the Subsidiaries, subject only to compliance with applicable law as to the nature of those persons or institutions which may serve as trustee for such trust funds and the terms, provisions, conditions and limitations of the trust plans governing such funds.

            (b)    Name Change. At Closing or promptly thereafter, Buyers will effect a name change for the Company and further agree that, as of the effective date of such name change, neither Buyers, nor the Company, nor the Subsidiaries shall have the right to continue use of the name "Stewart", "Grupo Stewart", "Grupo Stewart de Mexico" or "Stewart Enterprises."

17.    Submission to Arbitration. Sellers and Buyers agree that all controversies arising between the parties relating to this Agreement , including without limit the additional agreements referred to in Section 16 hereof, and any claim for relief under Sections 14 and 15 shall be submitted to binding arbitration under the commercial arbitration rules of the American Arbitration Association ("AAA") then in effect, and all parties agree to be bound by the decision of the majority of the arbitrators. The arbitration board shall consist of three arbitrators. One member shall be selected by Sellers and one shall be selected by Buyers. The third member shall be selected jointly by the two members first selected. The arbitration shall be conducted in the English language in Miami, Florida. In resolving any dispute the arbitrators shall rely on and apply the accounting methods, procedures, and practices as applied and used by the Company and the Subsidiaries prior to Closing.

18.    Nondisclosure. Sellers and Buyers agree not to disclose the terms of this Agreement either before or after the Closing, except as may be agreed to by Buyers and Sellers, and except as may be required by good business practices to be revealed to accountants, financiers, lenders, attorneys, governmental agencies, in the event of litigation, or as Sellers shall be advised are required as a result of the fact that the parent corporation of Sellers is a publicly traded corporation or for similar purposes.

19.    Cooperation Pending Closing. Each of the parties hereto shall use its commercially reasonable best efforts to:

            (a)    Proceed promptly to make or give the necessary applications, notices, requests and filings in an effort to obtain at the earliest practicable date and, in any event before the Closing Date, the approvals, authorizations and consents of third parties necessary to consummate the transactions contemplated by this Agreement; and

            (b)    Take such actions as the other party may reasonably request to cause its representations and warranties to remain true and to consummate the transactions contemplated by this Agreement and use its reasonable best efforts to satisfy, to the extent within its control, all conditions precedent to its obligations to close this Agreement.

20.    Expenses. Buyers and Sellers shall pay their own expenses incurred in connection with this Agreement and the transactions contemplated hereby. In any arbitration to enforce the terms of this Agreement, the successful party shall be entitled to recover its reasonable attorneys' fees, costs and expenses from the party who refused or failed to perform this Agreement.

21.    Entire Agreement. This Agreement and any schedules and exhibits attached hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions.

22.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

23.    Notices. All notices, demands, requests, or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or by verifiable overnight delivery postage prepaid or by facsimile transmission with receipt acknowledged, or transmitted by hand delivery, addressed as follows:

            (a)    If to Sellers:

SEI – DELLA, Inc. and
SEI – DELFL, Inc.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
Attn: William E. Rowe, President
Fax: (504) 849-2308

with a copy (which shall not constitute notice) to:

Chaffe, McCall, Phillips, Toler & Sarpy, L.L.P.
2300 Energy Centre
1100 Poydras Street
New Orleans, Louisiana 70163-2300
Attn: Edward N. George
Telephone: (504) 585-7000
Fax: (504) 585-7075

            (b)    If to Buyers:

Jardines del Tiempo, S.A. de C.V.
Calle Cepeda No. 237 sur desp. 504
R.F.C. JTI-950613 GS8Colonia Centro C.P. 27000
Torreon, Coah
Attn: Ramiro Cantu
Telephone: 01(1) 716-56-51
Fax: 01(1) 712-83-70

Jardin de la Esperanza, S.A. de C.V.
Calle Cepeda No. 237 sur desp. 303
R.F.C. JES-790723 J26
Colonia Centro C.P. 27000
Torreon, Coah
Attn: Ramiro Cantu
Telephone: 01 (1) 716-56-51
Fax: 01(1) 712-83-70

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson
1001 Pennsylvania Avenue, N.W.
Suite 800
Washington, DC 20004
Attn: Richard I. Ansbacher
Telephone: (202) 639-7000
Fax: (202) 639-7004

and

Santamarina y Steta
Torre Comercial America
Batallon de San Patricio
No. 111-1102 Valle Oriente
66269 Garza Garcia, N. L. Mexico
Attn: Jorge Barrero
        Cesar G. Cruz Ayala
Telephone: (52)(8) 368.01.10
Fax: (52)(8) 368.01.11

Each party may designate by notice in writing a new address to which any communication may thereafter be so given, served or sent. Each notice or communication that is mailed or delivered in the manner described above shall be deemed given at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

24.    Successors and Assigns. This Agreement and the rights, interest, and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, including but not limited to successors and assigns by merger, purchase, liquidation or other acquisition or disposition.

25.    Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the United States and the State of Delaware without regard to its conflicts of laws principles.

26.    Waiver and Other Action. This Agreement may be amended, modified or supplemented only by a written instrument executed by Buyers and Sellers.

27.    Severability. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision is too broad to be enforced as written, the parties intend that the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance, except to the extent such remaining provisions constitute obligations of another party to this Agreement corresponding to the unenforceable provision.

28.    General Interpretation. The terms of this Agreement have been negotiated by the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under the Agreement.

29.    Language of the Agreement. This agreement is executed in the English language. It may be translated into any other language. Should any version of this Agreement in a language other than English conflict with the English version of the Agreement, the English version shall prevail.

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Signatures begin on following page.

    IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLERS:
SEI – DELLA, INC.
BY: /S/ WILLIAM E. ROWE Name: William E. Rowe Title: President

SEI – DELFL, INC.
BY: /S/ WILLIAM E. ROWE Name: William E. Rowe Title: President

BUYERS:
JARDINES DEL TIEMPO, S.A. DE C.V.
BY: /S/ RAMIRO CANTU Name: Ramiro Cantu Title: Executive President and Secretary
JARDIN DE LA ESPERANZA, S.A. DE C.V.
BY: /S/ RAMIRO CANTU Name: Ramiro Cantu Title: Chairman of the Board